Exhibit 10.3

CUSTOMER REFERRAL AGREEMENT

This Customer Referral Agreement ("Agreement") is entered into this 23rd day of July, 2015 (the “Effective Date”), between Worldpay US, Inc. (“Worldpay”), a Georgia Corporation having its principal offices at 600 Morgan Falls Road, Atlanta, GA 30350, and Digital Donations, Inc. (“Company”), having its principal offices at 68 South Service Road, Melville, NY 11747.

WITNESSETH:

WHEREAS, Company, Worldpay and Citizens Bank, N.A. (“Bank”) are parties to that certain Customer Processing Agreement [Payment Facilitator/Payment Service Provider/Third Party Processor] dated June 12, 2014, as may have been amended from time to time (“Payment Facilitator Agreement”) pursuant to which Worldpay provides Company with processing and the Bank provides Company with settlement of certain debit and credit card transactions related to the services of Sponsored Merchants (as defined in the Payment Facilitator Agreement) (hereinafter “PSP Customers”);

WHEREAS, Company and Worldpay now desire to enter a relationship whereby Company shall refer to Worldpay certain of its customers that are not Sponsored Merchants under the Payment Facilitator Agreement (hereinafter “Non-PSP Customers”; PSP Customers and Non-PSP Customers hereinfafter referred to collectively as “Customers”) for the processing by Worldpay of credit, debit, EBT and/or other payment transaction services;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Worldpay agrees to provide electronic authorization, settlement and reporting services (“Services”) to a Non-PSP Customer that (i) is Validly Referred to Worldpay by Company, (ii) is accepted by Worldpay for Services, and (iii) executes Worldpay’s then current standard form of Customer Processing Agreement (“CPA”). A potential Non-PSP Customer shall be deemed to be “Validly Referred” if the potential Non-PSP Customer is a customer of Company, has been referred to Worldpay by Company, and is not an existing customer of Worldpay. Further, Company must formally communicate such Non-PSP Customer referral to Worldpay in writing using either Worldpay’s standard Customer Referral Form (which must be fully completed by Company) or Worldpay’s designated internet web site referral protocol, as provided to Company by Worldpay from time to time.

2.           Worldpay will thoroughly review and evaluate Non-PSP Customers for acceptance of Services and, from time to time, for continuation of Services. Based upon criteria established by Worldpay in its sole discretion, Worldpay shall determine whether it will accept and continue to accept Non-PSP Customers for processing. Worldpay expressly reserves the right to decline to provide Services to Non-PSP Customers (in accordance with Worldpay’s internal risk and acceptance criteria and in accordance with Worldpay’s rights and remedies under the CPA).

3.           Company acknowledges that Worldpay is solely responsible for establishing and setting program rates and fees for such Services. Company acknowledges that Worldpay has the sole authority to quote Worldpay pricing to Non-PSP Customers.

4.           The Referral fees to be paid by Worldpay to Company shall be calculated as set forth on Exhibit A attached hereto. Such Referral fees shall be calculated and paid by Worldpay on a calendar monthly basis. Company acknowledges that Customers shall be responsible for the payment of all fees of third parties (“Third Party Fees”), including, without limitation, all interchange, assessment, authorization, risk, transmission or other fees charged by any payment network for such Worldpay Services, or other third party costs directly passed through to Customers. Company shall not be entitled to any referral revenue with respect to Third Party Fees charged by Worldpay to Customers or any other fees charged by Worldpay to Customer other than the per transaction fees for credit, debit, EBT, non-bank and gift transactions.

5.           Worldpay reserves the sole and unconditional right to cease processing Non-PSP Customer transactions at any time if it determines or has sufficient reason to believe that a Non-PSP Customer is engaged in fraudulent or otherwise improper or illegal bank card activity. Company agrees to notify Worldpay immediately if it determines that fraudulent or otherwise improper transaction activity may have occurred with respect to a Non-PSP Customer’s transactions.

6.           Worldpay shall invoice Non-PSP Customers directly for, and Non-PSP Customers shall be solely responsible for the payment of, all amounts due for the Services under the CPAs (or Worldpay shall deduct such amounts from Non-PSP Customer’s account in accordance with the terms of the applicable CPA).

7.           The term of this Agreement shall be three years from the Effective Date and shall automatically renew for successive one year terms unless either party provides notice of termination to the other no less than 60 days prior to the end of the initial term or any successive terms hereof. Notwithstanding the foregoing, unless this Agreement is terminated for material breach by Company, Worldpay’s obligation to pay compensation under Section 4 shall survive termination or expiration of this Agreement (a) with respect to amounts payable for Validly Referred Customers who have CPAs in effect as of the date of such termination or expiration, which obligation shall survive until termination of the respective CPA of such Non-PSP Customer as in effect as of the expiration or termination of this Agreement; and (b) with respect to PSP Customers, until termination or expiration of the Payment Facilitator Agreement. Notwithstanding the foregoing, after the first 12 months from the date of full execution of this Agreement, should the aggregate compensation payable to Company under this Agreement for any month fall below $200, Worldpay may, in its sole discretion, terminate payment of compensation to Company hereunder.

8.           In the event of a breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of the nature of the alleged breach. Unless the actions of the breaching party have been brought into compliance with the Agreement to the reasonable satisfaction of the non-breaching party within 30 days from receipt of written notice from the non-breaching party, this Agreement may be terminated upon written notice without penalty at the discretion of the non-breaching party.

9.           Company agrees that, during the term of this Agreement, Company will not, directly or indirectly, induce or attempt to induce any Customers to discontinue Services or to cause any Customer to seek transaction processing services from a processor other than Worldpay. After the termination of this Agreement, Company will not, directly or indirectly, induce or attempt to induce any Customer to discontinue Services or to cause any Customer to seek transaction processing services from a processor other than Worldpay prior to the termination of the respective CPA of such Customer as in effect as of the expiration or termination of this Agreement. In addition to any other remedies Worldpay may have, Worldpay may, at its sole discretion, withhold payment of compensation under this Agreement if at any time Company is not in full compliance with the terms of this Section. During the term of this Agreement and any renewals hereof, Company will treat Worldpay as Company's recommended processing solution to all of its prospective and existing Customers. Such recommendation shall be supported by Company’s entire organization including its communications, marketing, and sales departments. In furtherance of this effort, Company agrees to provide an internet web-link (on Company’s web site home page) directly to Worldpay. Such web link shall be of equal or greater prominence to that of any other Company business partner link posted on Company’s web site. All usage and publication of the Worldpay name and related marks shall be subject to Worldpay’s prior consent and approval, such consent and approval not to be unreasonably withheld.

10.        Intentionally Omitted.

11.         The parties acknowledge that their respective businesses are highly competitive and that their respective books, records and documents, technical information concerning their respective products, equipment, services and processes, procurement procedures and pricing techniques, and similar information all comprise confidential business information and trade secrets of each which are valuable, special and unique assets of the parties, which they use in their business to obtain a competitive advantage over their competitors, which do not know or use this information, or have access to it (collectively, “Protected Information”). The parties further acknowledge the protection of each other's Protected Information against unauthorized disclosure and use is of critical importance to each in maintaining their respective competitive position. Accordingly, the parties hereby agree that neither they, nor any of their respective employees or agents, will make any unauthorized disclosure of any Protected Information, or make any use thereof, except for the benefit of, and on behalf of, that party in accordance with this Agreement. All Protected Information received by employees or agents from any other party shall be treated as confidential and only those disclosures as may be necessary in accordance with this Agreement may be made and then only to the extent necessary. The following information shall not be subject to protection under this Section 11: information that (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public; (b) was known by the receiving party before receiving such information from the disclosing party; (c) is hereafter rightfully obtained by the receiving party from a third party, without breach of any obligation to the disclosing party; or (d) is independently developed by the receiving party without use of or reference to the Protected Information. Each party may disclose the other party’s Protected Information if and to the extent that such disclosure is required or requested by applicable law or any regulatory or governmental authority. The provisions of this Section 11 shall be effective during the term of this Agreement and for a period of two years thereafter, provided with respect to Protected Information that constitutes a trade secret under applicable law, the provisions of this Section 11 shall continue in effect for the longer of (i) two years after the termination of the Agreement, or (ii) for so long as such information continues to qualify as a trade secret under applicable law, excluding failure to so qualify as a result of breach of this Agreement.

12.        Written notices required under the terms of this Agreement shall be sent by (a) Priority U.S. mail, return receipt requested, (b) personal delivery including Federal Express, DHL, UPS, or other reputable express courier services, or (c) facsimile, provided written confirmation of receipt is received, return receipt requested and a copy is sent by either the method described in (a) or (b). Notices shall be addressed as set forth below; or such other address as shall be provided by Worldpay or Company in writing, to the other. Notices shall be effective upon actual receipt.

If to Company:	Digital Donations, Inc. 68 south Service Road Melville, NY 11747 Attn:___________

If to Worldpay:	Worldpay US, Inc. 600 Morgan Falls Road Atlanta, GA 30350 Attention: Legal Department (Fax): (678) 587-2244

13.        No waiver by any party of any provision of this Agreement will be valid unless the same will be in writing and signed by the party making such waiver. No waiver of a provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion.

14.        This Agreement constitutes the entire agreement between the parties hereto with respect to the referral by Company and payment by Worldpay of Referral fees for Non-PSP Customers. This Agreement constitutes the entire agreement between the parties only with respect to the payment of Referral fees for PSP Customers. All other terms, conditions, rights, obligations and responsibilities between Company, Bank and Worldpay related to PSP Customers are set forth in the Payment Facilitator Agreement and to the extent there is any conflict between this Agreement and the Payment Facilitator Agreement, the Payment Facilitator Agreement shall govern. Changes to this Agreement must be made in writing and executed by Worldpay and Company. Company may not assign this Agreement, by operation of law nor otherwise, without Worldpay’s prior written approval. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in counterparts, each of which will be deemed to be an original and which together will constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. Nothing contain herein shall be considered as establishing an agency, partnership or joint venture relationship between the parties. Neither party will have any authority to contract for or bind the other party in any manner. Neither party will represent itself as an agent or employee of the other party or make any representations or warranties on behalf of the other party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

DIGITAL DONATIONS, INC.		WORLDPAY US, INC.
(Company)		(Worldpay)

By:	/s/ Keith Orlean	By:

Name:	Keith Orlean	Name:

Its:	President	Its:

Date:	7-23-15	Date

EXHIBIT A

A.	Referral Fees for PSP Customers: Worldpay shall pay to Company a Referral fee equal to 25% of: (i) gross revenue actually received by Worldpay from the Worldpay Services for such PSP Customers, less (ii) all Third Party Fees.

B.	Referral Fees for Non-PSP Customers. Worldpay shall pay to Company a Referral fee equal to 65% of: (i) the per transaction fee charged to and collected by Worldpay from Validly Referred Customers, less (ii) $0.03 per transaction. In no event shall Referral fees include fees actually received by Worldpay in respect of termination of the CPA without cause by a Validly Referred Customer.

C.	Obligation to Report Statement Discrepancies. Customer shall be solely responsible for reviewing its statements from Worldpay (including statements provided online) and for reporting to Worldpay in writing, within 90 days of Customer’s receipt (statements provided online shall be deemed received the first day they are available online) of any statement from Worldpay, any underpayments, overpayments or other discrepancies of any items reflected on such statements or related to the period covered by such statement, including, without limitation, discrepancies between the volume and/or value of transactions that Customer actually processed during the period indicated by the statement or the amount of residuals earned. Customer acknowledges and agrees that Worldpay and the Bank shall not be liable or otherwise responsible to Customer, and shall have no obligation to reimburse Customer, for any underpayment to Customer or other discrepancy that is not reported to Worldpay in writing within 90 days of Customer’s receipt of the applicable statement.

EXHIBIT B

1.	ATM Charities – ATM Charities that are Sponsored Merchants shall be considered PSP Customers and Company shall be compensated pursuant to Section A of Exhibit.

2.	Star Shop, LLC – The parties agree that although Star Shop, LLC is a Non-PSP Customer, Company shall be compensated for Star Shop, LLC as if it were a PSP Customer (e.g. pursuant to Section A of Exhibit A).

3.	Messenger LLC – Messenger LLC is a Non-PSP Customer and Company shall be compensation pursuant to Section B of Exhibit A.

4.	Morgan Stanley Smith Barney Global Impact Funding Trust, Inc. – Morgan Stanley Smith Barney Global Impact Funding Trust, Inc. is a Non-PSP Customer and Company shall be compensated pursuant to Section B of Exhibit A.

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